CPI CORP. ANNOUNCES

2005 THIRD QUARTER RESULTS

•	Third quarter sales approximately flat with the same period last year.
•	Third quarter loss per diluted share narrows to $0.39 compared to $1.73 for the same period last year.
•	Third quarter adjusted trailing twelve month EBITDA improves to $33.4 million from $28.0 million in the comparable period last year.
•	Digital conversion of U.S. studios completed ahead of schedule and below budget.

St. Louis, MO, December 21, 2005 – CPI Corp. (NYSE-CPY) today reported a loss per diluted share of $0.39 for the 16-week third quarter ended November 12, 2005, which compares to a loss per diluted share of $1.73 for the comparable quarter of 2004.

Net sales for the third quarter of 2005 of $78.5 million were essentially flat to year ago sales of $78.8 million reported in the third quarter of 2004. The third quarter of 2005 includes approximately $615,000 in sales related to new studios opened throughout fiscal 2005. During fiscal 2005 through the end of its third quarter, the Company opened new, all-digital, portrait studios in 28 Sears Essentials and 4 Sears Grand formats bringing the total of such studios to 36 at November 12, 2005. The majority of the 32 new studios were opened between mid-July and the end of October. No additional new studio openings are anticipated through fiscal year-end. The 2005 third quarter sales performance was the result of a 25% decline in sittings almost totally offset by a 33% increase in average sale per customer sitting. Sales for the quarter were positively impacted by $3.7 million resulting from a reduced backlog of portraits in process or pending delivery to customers at the end of the third quarter. This reduction in backlog is primarily attributable to the increased number of digital studios, which, due to their faster processing and quicker turnaround to customers, both through central and on-site fulfillment, have lower levels of undelivered portraits.

The Company attributes the sittings decline to several internal and external factors. The Company’s marketing program has undergone extensive changes designed to transition to everyday value, reduce dependence on coupons and promotional activity, and prepare the way for a significant repositioning of the Sears Portrait Studio brand in conjunction with the completion of the digital rollout. At the same time, the Company has broadly tested various offer changes, including higher prices, designed to reflect the differentiated value proposition offered by its digital studios. While positively impacting average transaction size, these offer changes have resulted in the loss of more price-sensitive customers to lower priced competitors. Historically, sittings and sales have rapidly accelerated from October through the Thanksgiving and Christmas holidays. The Company believes that this acceleration has shifted forward in 2005 due to customer reaction to shorter lead times related to both central and same day fulfillment. As a result, the Company’s third quarter sittings and sales were negatively impacted by this shift while the fourth quarter should benefit as discussed later in this release. The Company also believes that the continuing proliferation of amateur digital photography may be reducing portrait activity, especially during periods such as the Company’s third quarter, which are marked by the absence of significant holidays. Finally, sales were also negatively impacted by the severe hurricane season that principally affected studios in Alabama, Florida, Louisiana, Mississippi and Texas.

Preliminary net sales for the first five weeks of the fourth quarter ended December 17, 2005 represent an approximate 4% increase over the comparable period ended December 18, 2004. This net increase is the result of a 19% increase in average sale per customer sitting partially offset by a 13% decline in customer sittings. Reflecting the aforementioned shift in portrait activity due to compressed lead times (including same day fulfillment), sales comparisons, as expected, have turned significantly positive in these final weeks leading up to Christmas. Significantly, sales in each of the last two weeks increased 12% (22% increase in average sale, partially offset by a 9% decline in sits) and 20% (25% increase in average sale, partially offset by a 4% decline in sits), respectively over the comparable weeks of 2004. As a result of the digital conversion of all US studios and the Company’s consequent ability to fulfill portrait orders through and including Saturday, December 24, Christmas Eve, the Company expects to post a significantly favorable sales comparison in the upcoming week as well.

Losses from operations for the third quarter of 2005 were $4.6 million compared to $7.7 million in the comparable quarter of the prior year. The $3.1 million decrease in losses from operations is primarily the result of a $743,000 decrease in cost of sales, a $3.1 million decrease in selling, general and administrative expenses and a $904,000 decrease in other charges and impairments partially offset by a $1.3 million increase in depreciation and amortization.

The decrease in cost of sales resulted from lower overall production levels due to the decline in sittings as well as savings related to reduced purchases of film and lower shipping costs, both resulting from the digital conversion. These decreases were partially offset by increased costs associated with the production of new and specialty products not previously available in the analog film environment. In addition, both periods were significantly affected by workers’ compensation costs.

Selling, general and administrative expenses decreased primarily as a result of a decrease in studio employment costs of $1.2 million, which is net of $0.6 million of additional costs related to the reduction in sales backlog, a decrease of $0.6 million in advertising costs and a decrease of $1.3 million in numerous other expense categories, all resulting from the Company’s ongoing cost containment efforts.

The decrease in studio employment costs resulted from the decline in sittings volume as well as the positive impact of initiatives launched in the first half of 2005 to improve labor scheduling and productivity. Advertising costs declined principally as a result of the elimination of broadcast media and related production costs in the current year. In addition, a more targeted focus in terms of type and frequency of media utilized also resulted in reduced spending.

The decrease in other charges and impairments primarily reflects the $1.7 million of third quarter 2004 impairment charges related to a change in technology strategy, partially offset by the incurrence of approximately $800,000 of 2005 third quarter charges. The current quarter’s charges are principally attributable to additional reserves and related costs associated with ongoing litigation, partially offset by favorable settlements in other matters, coupled with write-offs and write-downs of assets in connection with the Company’s conversion to digital technology.

The increase in depreciation and amortization is entirely attributable to the Company’s significant investments made in connection with both the studio-wide computer hardware and printer upgrade in 2004 and the recently completed digital conversion of U.S. studios.

Capital Expenditure Update

At the beginning of fiscal 2005, the Company estimated capital spending to approximate $27 million for the year. At the end of its second quarter, the estimate was revised to $25 million principally as a result of the reduction in the number of planned new studios to be opened in the second half in Sears Essential stores. As a result of the accelerated completion and under-budget execution of the Company’s U.S. digital conversion, the Company now expects total fiscal 2005 capital spending to approximate $22 million or less.

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A conference call and audio webcast are scheduled for Thursday, December 22, 2005 at 10:00 a.m. central time to discuss the third quarter fiscal 2005 financial results. To participate in the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company's own site at www.cpicorp.com as well as www.earnings.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 3522670. The replay will be available through December 29, 2005 by phone and for 30 days on the Internet.

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the Company’s ability to obtain financing when needed under reasonable terms, the overall level of economic activity in our major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears and the impact of the Kmart/Sears merger, fluctuations in operating results, the ultimate impact of the Prints Plus bankruptcy, the attraction and retention of qualified personnel, unforeseen difficulties arising from installation and operation of new equipment in our portrait studios, the Company’s conversion to a full digital format, future cash balances sufficient to meet our operating needs, compliance with debt covenants and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 5, 2005. The Company does not undertake any obligation to update any of these forward-looking statements.

CPI CORP.

ADDITIONAL CONSOLIDATED OPERATING INFORMATION

(In thousands)

(Unaudited)

	16 Weeks Nov. 12, 2005	Vs. 16 Weeks Nov. 13, 2004	40 Weeks Nov. 12, 2005	Vs. 40 Weeks Nov. 13, 2004	52 Weeks Nov. 12, 2005	Vs. 53 Weeks Nov. 13, 2004
Capital expenditures	$ 6,100	$ 5,687	$ 19,835	$ 13,212	$ 22,024	$ 21,313
EBITDA is calculated as follows:						
Net (loss) from continuing operations	(3,098)	(13,438)	(8,173)	(27,607)	4,672	(17,050)
Income tax (benefit) expense	(1,837)	(4,052)	(4,844)	(10,413)	3,380	(4,268)
Interest expense	440	599	1,300	1,730	1,749	2,387
Depreciation and amortization	6,483	4,897	15,928	12,443	19,877	16,702
Other non-cash charges	140	1,752	374	6,328	491	8,905
EBITDA (1) & (5)	$ 2,128	$ (10,242)	$ 4,585	$ (17,519)	$ 30,169	$ 6,676
Adjusted EBITDA (2)	$ 2,931	$ (619)	$ 6,964	$ 1,121	$ 33,424	$ 27,967
EBITDA margin (3)	2.71%	-12.99%	2.43%	-9.61%	10.46%	2.35%
Adjusted EBITDA margin (4)	3.74%	-0.79%	3.68%	0.61%	11.59%	9.86%

(1) EBITDA represents net earnings from continuing operations before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2) Adjusted EBITDA is calculated as follows:

	16 Weeks Nov. 12, 2005	16 Weeks Nov. 13, 2004	40 Weeks Nov. 12, 2005	40 Weeks Nov. 13, 2004	52 Weeks Nov. 12, 2005	53 Weeks Nov. 13, 2004
EBITDA	$ 2,128	$ (10,242)	$ 4,585	$ (17,519)	$ 30,169	$ 6,676
EBITDA adjustments:						
Accruals related to accelerated vesting of supplemental retirement plan benefits and guaranteed bonuses for 2004	-	92	-	3,582	74	3,582
Impairment charges	165	-	419	983	419	983
Reserves for severance and related costs	958	-	1,165	3,183	1,412	3,868
Executive retirements/repositioning	71	-	1,171	-	1,171	659
Consent solicitation costs	-	(30)	-	816	-	1,999
Contract terminations and settlements	(391)	(83)	(376)	432	34	432
Accruals for remaining lease obligations	-	-	-	-	-	124
Impairment reserve and related obligations of preferred security interest	-	9,644		9,644	145	9,644
Adjusted EBITDA	$ 2,931	$ (619)	$ 6,964	$ 1,121	$ 33,424	$ 27,967

(3) EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.

(4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	16 Weeks Nov. 12, 2005	Vs. 16 Weeks Nov. 13, 2004	40 Weeks Nov. 12, 2005	Vs. 40 Weeks Nov. 13, 2004	52 Weeks Nov. 12, 2005	Vs. 53 Weeks Nov. 13, 2004
EBITDA	$ 2,128	$ (10,242)	$ 4,585	$ (17,519)	$ 30,169	$ 6,676
Income tax benefit (expense)	1,837	4,052	4,844	10,413	(3,380)	4,268
Interest expense	(440)	(599)	(1,300)	(1,730)	(1,749)	(2,387)
Adjustments for items not requiring cash:						
Deferred income taxes	(725)	(1,021)	(3,226)	(1,793)	(8,244)	(1,977)
Deferred revenues and related costs	4,624	8,064	3,004	7,414	(7,309)	912
Impairment reserve and related obligations of preferred security interest	193	-	483	-	145	-
Other, net	660	10,034	1,309	14,083	1,404	12,033
Decrease (increase) in current assets	(10,329)	(16,867)	(9,662)	(16,000)	6,676	(4,090)
Increase (decrease) in current liabilities	2,606	8,655	351	4,495	(5,317)	6,189
Increase (decrease) in current income taxes	(484)	(3,523)	(1,076)	(9,098)	13,060	(5,075)
Cash flows from continuing operations	$ 70	$ (1,447)	$ (688)	$ (9,735)	$ 25,455	$ 16,549